EXHIBIT 99.1

RBC Life Sciences, Inc.
2301 Crown Court — Irving, Texas 75038

For Immediate Release	For Further Information:
Steve Brown, CFO
Tel: 972-893-4000 steveb@rbcls.com www.rbclifesciences.com

Irving, Texas (November 5, 2007) – RBC Life Sciences, Inc. (OTC BB: RBCL) today reported a 45 percent increase in net sales to $7,857,000 in the third quarter of 2007, compared to net sales of $5,405,000 in the same period last year. The Company’s net earnings increased more than 700 percent in the third quarter of 2007 to $672,000, or $0.03 per share, compared to net earnings of $80,000, or $0.00 per share, in the 2006 third quarter.

RBC’s net sales for the first nine months of 2007 increased 24 percent to $20,397,000 compared to net sales of $16,416,000 in the same period last year. For this nine-month period, the Company’s net earnings increased more than 300 percent to $1,507,000, or $0.07 per share, compared to net earnings of $335,000, or $0.01 per share, in the same period last year.

Clinton Howard, Chairman and CEO of RBC Life Sciences, said, “The significant increase in net earnings this year has resulted from strong sales growth in both our nutritional supplements segment and our medical products segment. The growth of our international nutritional supplement sales under license agreements has been particularly strong. Also, comparative earnings for the first nine months of last year were lower due to expenses associated with opening an office in Asia in 2006.”

RBC Life Sciences develops, manufactures and markets skin care products and food supplements often found to be low or missing in modern diets. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than twenty-five countries to which the products are shipped.

MPM Medical, Inc., a wholly owned subsidiary of RBC Life Sciences, develops and markets proprietary prescription and nonprescription products for wound and pain management, which are sold through medical-surgical dealers to nursing homes, hospitals and cancer clinics. On October 1, 2007, John Price was appointed CEO of MPM Medical. Mr. Price served 17 years as an officer of Eli Lilly & Co. in positions in the U.S. and in Europe. Paul Miller remains President of MPM Medical.

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

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RBC Life Sciences Third Quarter Earnings
November 5, 2007

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended September 30,
	2007	2006
Net sales	$7,857	$5,405
Gross profit	4,155	3,103
Operating profit	1,178	168
Earnings before income taxes	1,127	105
Provision for income taxes	455	25
Net earnings	672	80

Earnings per share – basic	$0.03	$0.00
Earnings per share – diluted	0.03	0.00

Weighted average shares outstanding – basic	20,425	20,166
Weighted average shares outstanding – diluted	22,803	22,177

	Nine Months Ended September 30,
	2007	2006
Net sales	$20,397	$16,416
Gross profit	11,253	9,933
Operating profit	2,636	711
Earnings before income taxes	2,472	520
Provision for income taxes	965	185
Net earnings	1,507	335

Earnings per share – basic	$0.07	$0.02
Earnings per share – diluted	0.07	0.01

Weighted average shares outstanding – basic	20,293	20,155
Weighted average shares outstanding – diluted	22,440	22,370

RBC Life Sciences Third Quarter Earnings
November 5, 2007

RBC Life Sciences, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$5,262	$3,220
Inventories	4,160	2,651
Other current assets	1,210	1,062

Total current assets	10,632	6,933
Other assets	6,340	6,582

Total assets	$16,972	$13,515

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$4,279	$2,015
Deferred revenue	2,679	2,504
Other current liabilities	296	480

Total current liabilities	7,254	4,999
Other liabilities	2,613	3,033
Shareholders’ equity	7,105	5,483

Total liabilities and shareholders’ equity	$16,972	$13,515

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